-w



             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549


                          FORM SB-2
   RESITRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      (Initial Filing)


              PACIFIC NAKON INTERNATIONAL, INC.
   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     NEVADA                     6199
91-1845192

  (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD
INDUSTIRIAL   (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE
NUMBER)   INDENTIFICATION NUMBER)


                    11146 TALL PINES WAY
                      SANDY, UTAH 84092
                       (801) 495-0711

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    11146 TALL PINES WAY
                      SANDY, UTAH 84092
                       (801) 495-0711

     (Address, including zip code, and telephone number, including area code, of place of business)


                       HARVEY FANNING
                      220 EAST FLAMINGO
                          SUITE 101
                  LAS VEGAS, NEVADA, 89109
                       (702) 699-7030

  (Name, address, including zip code and telephone number, including area code, of agent for service)


                         COPIES TO:

        GEORGE K. WALLACE, ESQ.       LAMAR N. JENSEN
           820 EAST 750 SOUTH        11146 TALL PINES WAY
       SPRINGVILLE, UT 84663          SANDY, UT 84092
            (801) 489-6339                  (801) 495-0711


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
   PUBLIC: As soon as practicable after this Registration
              Statement is declared effective.

If this Form is filed to register additional securities for
any offering pursuant to Rule 462(b) under the Securities
Act, check the following box and list the Securities Act
registration statement number of the earlier effective
registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following
box and list the Securities Act registration number of the
earlier effective registration statement for the same
offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for
the same offering. [    ]

If delivery of the prospectus is expected to be made
pursuant to Rule 434, check the following box. [    ]

               CALCULATION OF REGISTRATION FEE

    Title of each           Dollar      Proposed
Proposed
class of securities      amount to    maximum offering
maximum aggregate     Amount of
to be registered    be registered  price per unit(1)
offering price (2)     registration fee

     Bonds            $10,000,000     $500,000
$10,000,000           $920


(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act, as amended.
(2) Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price. THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT HIS THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURTIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY
BE CHANGED. WE MAY NJOT SELL THESE SECURITIES UNTIL THE
REGISTRATION STATEMENT FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN
OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN
OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER
AND SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION
         PRELIMINARY PROSPECTUS DATED MARCH 25, 2002


                   Preliminary Prospectus
              Pacific Nakon International, Inc.
                           Issuer
                      $10,000,000 U.S.
                Asset Backed Corporate Bonds
                       March 25, 2002


These bonds should only be purchased by sophisticated investors. If you are not skilled in assessing risks and/or if you are not able to absorb a complete loss of your investment, you should look elsewhere for more appropriate investments. Consider carefully the risk factors beginning on page 15 of this document before making any investment in these bonds.

  Pacific Nakon International, Inc. -
  O may periodically issue up to $10,000,000 of bond certificates, in minimum face amounts of $500,000, at any price determined by the Board of Directors.
  O may pay back the bonds at any time.
  O will pay interest every year to the holder of the bonds at 8 1/2% per year on each March 25th, until the bonds mature on March 25, 2009, at which time the face amount of these bonds will be repaid.
  O will pledge interests in oil and gas reserves as collateral against full repayment of these bonds.

  The Bank of Saipan -
  O will keep a register of all registered holders of the
     bonds.
  O will serve as the agent that will transfer the registered ownership of these bonds whenever a bondholder sells or transfers a bond to another person.
O will serve as the agent that will pay the interest due to each registered bondholder when due and the agent to pay the principal due on each bond at maturity.

  Santa Fe Trust, Inc. -
  O will provide safekeeping for all the bonds.
O will provide record keeping.
  O will make payments to record bondholders upon proper instruction from the Bank of Saipan.

  Transglobal Equipment Corporation -
  O will pledge interests in oil and gas reserves as collateral against full repayment of these bonds in addition to those pledged by Pacific Nakon International.

You should rely only on the information contained in this document or other documents that may be furnished to you in the future that come directly from us. We will never authorize anyone else to provide you with further information regarding this bond offering.

The Securities and Exchange Commission has not approved or disapproved this bond offering, nor have they determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

                         cover page


                      Table of Contents

Offering
Summary.....................................................
................................ i

Information                    about                     the
Company.....................................................
.......... 1

Information                    about                     Key
Personnel...................................................
.......... 2

Representative      Sample      of       Past       Business
Relationships.......................... 9

Representative Sample of Investment
Opportunities  to  be  funded  with  proceeds   from   these
bonds...................  11

Description                      of                      the
Bonds.......................................................
.....................  14

Security                       for                       the
Bonds.......................................................
........................ 14

Remedies                                                upon
Default.....................................................
.........................  15

Bondholder's
Risks.......................................................
.............................  15

Financial
Statements..................................................
.............................. 17

Limitations                                               on
Investors...................................................
.........................  20

Registration    with    the    Securities    and    Exchange
Commission................. 20

Required
Stuff.......................................................
.....................................  20





THIS SUMMARY HIGHLIGHTS IMPORTANT INFORMATION CONTAINED IN THIS PROPSECTUS THAT WE BELIEVE IS IMPORTANT. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "BONDHOLDER'S RISKS" AND OUR FINANCIAL STATEMENTS BEFORE DECIDED TO INVEST IN OUR BONDS.

Offering Summary

Pacific Nakon International currently operates as an international and domestic business consultant. Some members of its staff have served as international and domestic business consultants in excess of 30 years each. As international and domestic business consultants, they have assisted other companies in finding, negotiating and closing extremely profitable business deals created by changes in laws, trade relationships and world market fluctuations.

The fall of the iron curtain and the normalization of trade relationships with China have created a unique international business climate. The entire world, for the first time, is now opening up for international business relationships.

Pacific Nakon International believes that the most profitable opportunities of centuries will be created during the next couple of years as international markets work towards equilibrium. As world-wide supplies and demands are equalized the potential profits will be reduced. The company desires to obtain capital to invest directly into deals during this key time frame that it would have otherwise arranged for others to do. It has determined it will issue bonds with a face amount of up to $10,000,000.

The funds raised from the sale of these bonds will be used to invest in strategic international and domestic business relationships that take advantage of the changing international situation and changing international and domestic laws and to provide the working capital necessary to put these relationships properly into place.

The primary source of repayment of these bonds will be from profits earned from these relationships. As a secondary source of repayment, Pacific Nakon and Transglobal Equipment have pledged portions of existing in-ground oil and gas reserves in currently producing oil and gas fields in West Virginia and Texas.

Imi Kaimana Investments will work to establish and create a secondary market for these bonds. However, due to the risks and nature of these bonds, we cannot guarantee that a secondary market will be created.

The bonds will be registered by the Bank of Saipan, which will also serve as the transfer agent. Santa Fe Trust will act as the escrow agent.

                           page i


Information about the Company

Pacific Nakon International, Inc. is a Nevada Corporation that was formed in 1997. The main business of the company since that time has been the provision of international business consulting services to companies looking for strategic, unique, highly profitable new business relationships when new international markets have opened to international trade or as domestic or international laws have changed.

Although the company is only five year old, many of the principle personnel have well over twenty years of experience in the principle business of the company. To date, the company has mainly acted as an agent for others.

Pacific Nakon International has determined that the dramatic changes that have taken place with international trade relationships combined with changes in domestic and international laws have created a unique, time limited opportunity for phenomenal returns. Rather than continue its existing business of arranging these opportunities for others, the company desires to raise capital and take advantage of these opportunities itself.

The common stock of the company is privately held. The articles of incorporation allow for the issuance of 10,000,000 shares of common stock, of which 5,000,000 shares have been issued. Eighty percent of the issued shares are controlled by Lamar N. Jensen, who also serves as the company's Chairman, President and Chief Executive Officer. The remaining 20% of the issued shares are owned in equal amounts by four other individuals.

Pacific Nakon International currently has offices in Beijing, Bangkok, Singapore, Hong Kong, Vancouver, Seattle,
Las Vegas, Salt Lake City and Honolulu. The company's headquarters is currently located in Salt Lake City, Utah.

The depth of experience of the key directors and officers combined with their contacts throughout the world uniquely places Pacific Nakon International at the forefront of the current globalization of the earth. We anticipate tremendous growth and profits as we enter into the uncharted waters of the new world.

                          page one


Information about the key personnel in the Company

Pacific Nakon International has been able to attract key personnel with extensive experience in international business transactions and strategic investment management. We have successfully guided others for years. We believe that we have the experience to now direct our own investment funds into strategically placed opportunities.

Lamar N. Jensen
Chairman, Director, President &
Chief Executive Officer

Lamar N. Jensen is our Chairman, President and Chief
Executive Officer. He has a wide range of business experience encompasing more than 20 years of national and international leadership positions in both public and private companies.

He has worked with companies throughout the United States and internatioanlly including Australia, Thailand, China, Myanmar and Singapore, Korea, Laos and South America. He is a big picture person and an extemely capable promoter of ideas.

Our President has a degree in Business Administration from Brigham Young University and an MBA from Harrington
University of London, England.

Prior to Pacific Nakon he had served as Chief Executive Officer and President of Royal Millennium Group LTD, a fifty million dollar company traded on the NASDAQ stock exchange. Prior to that he served as President of ADC, a private company. He was responsible for total operations of these companies and was successful with major mergers and other growth activities for both.

Prior to that Mr. Jensen founded Discover Mortgage Group in
Washington State. He acted as Chief Executive Officer and oversaw all operations of the company. He stayed with the company for two years before passing it on and moving on.
During this time Discover Mortgage did one billion dollars in loans.

Prior to Discover Mortgage he served as the National Marketing Director for Pacific Cliffs Financial Services, a private company. In addition to serving on the board of directors he expanded operations, eventually hiring over 1,200 insurance and sales agents in a 1-year period. During his time with Pacific Cliffs he also expanded their mortgage page two


division. He has also worked as the National Sales Director and Registered Principle for Citigroup where he oversaw offices throughout the United States and supervised 32
Regional Vice Presidents.

George K. Wallace
Director,
Executive Vice President
& General Counsel

George K. Wallace serves as our Executive Vice President and
General Counsel. His experience and education provides us with extraordinary talents and abilities, covering international finance, corporate, partnership, business and real estate formation and development.

He started his career in 1977 by becoming one of the youngest ever licensed in the state of Utah to sell real estate by obtaining a sales license during the middle of his senior year of high school. While finishing his undergraduate degree in finance at the University of Utah he worked with Huntsman Christensen as a staff accountant, responsible for the onsite accounting for Park Station I & II and the Shadow Ridge Condominium projects at Park City and the Knoll at Deer Valley, Utah.

He then served as a Commercial Real Estate Loan Officer where he specialized in real estate workouts. In 1984 he was elected to serve on the Board of Directors of Mountain America Credit Union, one of the largest financial institutions in the State of Utah, becoming its Chairman in 1986.

Mr. Wallace later served as a Managing Officer for the FSLIC under the Federal Home Loan Bank Board and as Department Head of Real Estate Loans and Subsidiary Operations for the FDIC, overseeing over $1.3 billion in loans and 52 subsidiary corporations, including manufacturing companies, ethanol plants, real estate development and insurance companies. He has experience in corporate law, commercial litigation, bankruptcy, lending, professional liability and civil fraud actions and he can converse in several languages.

Mr. Wallace has a Bachelor of Arts Degree in Finance from the University of Utah and graduated from the William Howard Taft University School of Law. He is currently working on a Master of Laws and a Doctor of Juridical Science degree in taxation at the Washington School of Law. He is licensed to practice page three


law in California, Utah and the District of Columbia and is admitted to all four Federal Courts in California and the Federal Court in Utah and Arizona. He also holds a California and a Utah Real Estate Brokers License.

Mr. Wallace was named in Outstanding Young Men of America in 1989, Who's Who in America West in 1991 and in Who's Who Worldwide continually since 1992. He is a member of the American Bar Association's International Law, Business Law and Tax Sections and a member of the California Bar Association's International Law, Business Law, Tax and Real Property Sections. He previously served on the American Bar Association's Committee on International Business Law in its Subcommittee on International Banking and Finance.

Jeff Bates
Director, Vice President

After completion of a college degree in financial management and accounting, Jeff Bates worked in commercial banking where he gained valuable experience in complete financial analysis, trust investments, real estate transactions and financing, structuring of construction projects, and full general business operations. He continued postgraduate studies in banking and finance as well as specialized courses in all areas of real estate and building construction. This training and education laid a solid foundation for a move into the private business sector.

He was employed as the general sales manager for a national construction subcontracting firm where his responsibilities included regional sales management, complete market analysis, project estimating, bid conferencing, schedule coordination and all phases of personnel management including hiring, training, and supervision. He has written training courses for union training of journeyman workers.
His work in large and medium size corporate business operations has given him valuable experience and tools for moving into start up and entrepreneurial ventures, which he has done over the past twenty years.

Mr. Bates started a marketing company that ultimately employed in excess of one hundred fifty sales people handling various products for the residential and commercial construction markets. He page 4


also established and utilized significant independent distribution channels.

Mr. Bates is experienced in all phases of business ventures from start up to large corporate operations..

Jeff Funes
Director, Vice President

Mr. Funes completed his college education at the University of Oregon and has 24 years of experience in financial planning and estate planning. He also has over five years of experience as a stock broker and significant experience in investor relations. He has assisted in taking three companies public and has worked internationally developing trade relations with China.

Harlan V. Wallace
Director, Vice President

Harlan V. Wallace is experienced in all aspects of project management and team leadership. He is a strong negotiator and facilitator capable of bringing many diverse individuals and entities together to complete a common goal.
After completing a Bachelor of Science degree in applied physics at the University of Utah he joined the United States Coast Guard where he served for 11 years as an officer in the fields of engineering management and operational search and rescue. In the Coast Guard his assignments were varied giving him exposure to duties ranging from personnel management, property management, project management, financial management, to public affairs. Highlights of his career include leading the development of a new personnel management computer system for the office of personnel and training. He led this project to successful completion on budget and under schedule. During this period he also served as the Washington liaison for the five Coast Guard training centers championing their budget needs in competition against other Coast Guard units and within the Department of Transportation.
Following that he served as the Executive Officer for group Cape Hatteras that included four search and rescue stations and one aids to navigation team. He was responsible for all aspects from maintenance to personnel to running search and rescue cases. During page five

this tour he was awarded the Coast Guard Commendation medal for his leadership in the relief efforts following Hurricane Emily where he led over ten government agencies, state highway patrol, local utilities and other volunteer organizations in clean up and recovery efforts.
From there he attended the Naval Postgraduate School where he completed a master's degree in physics. He completed his career at the Research and Development Center where he headed the improvements to search and rescue team involving several government and contracted personnel. During this time he became a recognized international expert in search and rescue planning and his group completed several projects that were implemented into operations to improve search and rescue.
Harlan completed an MBA from Rennsealor Polytechnic Institute in Troy New York with an overall GPA of 4.00. He is an accomplished project manager and team leader with a proven track record of completing very complex tasks.
Paul Silva
Vice President &
Corporate Secretary

For the past two years, Mr. Paul Silva has served as Secretary and in general management for Pacific Nakon
International.

Mr. Silva has 24 years of experience as a licensed agent for life and health insurance and has been active in all aspects of sales. During those years he also spent five years as a corporate training coordinator for Secure Benefits Group, Inc.
He has also served for 21 years as a board member for Associated Recreation Council.
Richard Anderson
Vice President

Mr. Anderson has a varied background in engineering and management including work with Arthur Anderson and a western U.S. nuclear power plant. He is a former business owner and along with his engineering and management background has extensive experience in computer information systems.

Laurence G. Epstein
Vice President

Mr. Epstein graduated from the University of Washington with a Bachelor of Science degree. He page six

has over 20 years of financial experience including vice president positions of several of Wall Street's largest brokerage companies.

Harvey Fanning
Vice President

Mr. Harvey Fanning has been in the direct marketing and printing industry since graduating from the University of Texas with a degree in Industrial Management in 1971. He has been involved in both the sheet fed and web printing fields as an owner and manager, as well as the mailing and data base management areas of the industry. His customer list includes companies such as Allstate Insurance, Kemper Insurance, Playboy Book Clubs, World Book Encyclopedia, the Illinois Municipal Retirement Fund and Encyclopedia Britannica. His publishing ventures include the Official PGA Golf Calendar, a product of International Golf Promotions, Inc. and the Aeroshot Golf Course Guide published by Golf Graphic Specialties, Inc.

Other experience was gained during the design and build-out of eight restaurants and the design of golf facilities involving all aspects of the golf and dining experience. His recent experience has been in telemarketing management and the development of related sales programs.

Charles Liu
Vice President

Mr. Charles Liu is a former government official with the government of China, Hebei Province. He is a graduate of the University Hebei Province, Shidiazhuang. He currently serves as the chairman of Hebei Jinbiao Engineering Construction Supervision Corp. Ltd.

Andrew Mah
Vice President

Andrew Mah has a wide range of business experience including positions with national and international companies. His leadership experience includes government positions as well as private companies. He has established companies in Canada, the United States, and internationally in China and Singapore.

He recently served as a director of Sakon International Investments, Ltd. He has served on the Board of Directors of several different companies and has held executive positions with the government of British Columbia for more than 10 years, resulting in an extensive background in planning, development, management, marketing, and auditing.

                         page seven

He received his education from Simon Frasier University in Business Administration and Finance. He received a diploma in Technology, Financial Management, and Accounting from the Columbia Institute of Technology. He has also completed the Canadian Securities Course and enrolled in the Certified General Accounting Program.

Michael P. Meservy
Vice President

Mr. Michael Meservy served as a commissioned officer with military intelligence where he was responsible for security and counter-intelligence in politically volatile countries throughout the world.
He resigned his commission in 1978 and became the first Merrill Lynch broker in the inter-mountain area to produce $250,000 in gross commissions in one year and this was followed by five successive years with at least $450,000 in gross commissions. He was chosen to the prestigious Merrill Lynch Executive Club every year he produced for the company, which was unprecedented in the Mountain West.
At E.F. Hutton, he continued setting records, being elected to the President's Club each year he was with the company. He was promoted to Vice President where he then raised money and guided investments.
He then left the brokerage industry to pursue his own business interests. He created and funded Microwave Broadcasting Services, a company developing cable television services in selected areas throughout the United States. This company has since been merged with a major NASDAQ communications company.
Mr. Meservy has a Bachelor of Arts Degree and a Masters Degree in International Relations.
Larry R. Olson
Vice President

Mr. Olson has over thirty-five years experience selling concepts and products to retailers, wholesalers and end-users, implementing and working marketing and profitability plans. Products have included tires, automotive products, computers, custom software, and intangibles for vertical markets.

He has in-depth experience in selling and developing channels of distribution through dealer, commercial page 8

and wholesale accounts, including direct sales through telemarketing and on-site contracts. He has created complete sales and marketing organizations and formulated marketing and sales plans, presentations, and promotions.

He is skilled in market forecasting and trends analysis for products based on annual and monthly market cycles with an in-depth understanding of inventory rotation, product usage, and turnover. His hands-on experience and knowledge of retail and wholesale gives him the ability to demonstrate product value and product fit and how that fit addresses the needs of a variety of market segments.

He is currently finishing an MBA degree at the University of Phoenix, (Projected date 2002) and has a Bachelor of Arts
Degree in Spanish, International Business and Economics. He is fluent is Spanish.

Lena Wu
Vice President

Ms. Lena Wu was admitted into the University of Shijiazhuang Luoyang Foreign Languages College at 17 years of age after placing second in the National University Entrance Examination in China. Upon graduation, she went to work for the Construction Bank of China. She implemented many programs, including an operating expense contrast system, methods for monetary deposit work, etc., which become so successful that she was promoted many times until she reached the position of Vice General Manager.

Ms. Wu is well, traveled, having spent time in Russia, Germany, Holland and America. She is fluent in Mandarin
Chinese, Russian and English.

Representative Sample of Past Business Relationships.

Pacific Nakon International has a distinguished record of putting together highly profitable deals. The following projects present a representative sample of transactions that Pacific Nakon International has arranged for others.
RMGL Royal Millennia
Group, Ltd
(1,675% rate of return)

RMGL Royal Millennia group limited was created, ran and funded by Pacific Nakon International. It grew from zero to a company doing $50,000,000 in sales annually. The primary initial business product was reverse mortgages. The company was taken public. The rate of return was 1,675%.
The Topaz Group, Inc.
(1,625% rate of return)
The Topaz Group, Inc. is a leading producer and distributor of precious and semi-precious stones as well as finished jewelry, with over 2,000 full-time and an additional flex work force of over 2,000 employees. They produce in excess of 30 million carats of loose stones and over 1.7 million pieces of gold and silver jewelry annually.
The company maintains control over the entire gem
                          page nine

production process from mining, designing, cutting and polishing stones to marketing and distributing finished product to department stores, wholesalers and retailer outlets. Over 80% of the company's product is exported to North America.
The company has offices in Thailand, Brazil and the United States. The Topaz Group is listed on the American Stock Exchange and trades under the symbol TPZ.
Pacific Nakon International arranged for a reverse merger of a Thailand company, which was then taken public as The Topaz Group, Inc. The rate of return on this investment was 1,625%.
RCK Tower
(230% rate of return)

The RCK Tower is a 65 story, three million square meters building, making it the largest building in southeast Asia.
It is located in downtown Bangkok. The largest atrium in the world is found in this building.

Pacific Nakon, International signed a contract for the top twenty floors to be developed as a timeshare exchange location. Lamar Jensen worked directly with the Chief Executive Officer of RCI and the Singapore office of RCI in bringing all parties together to complete the agreement. Over 300 rooms were established to be part of the timeshare exchange. The timeshare project took just over 2.5 years and was finished in 2001. The rate of return on this effort was approximately 230 percent.

Diatect International Corporation
(529% rate of return)

Diatect International Corporation designs and manufactures products that are an EPA labeled new generation of non-toxic insect control products marketed for sustainable and organic food production. The company's ResultsT line for fire ant, tomato and garden, pet powder and indoor markets are packaged for the over-the-counter market and consumer use. Diatect International Corporation is an insect control and natural resource company headquartered in Heber City near Salt Lake City. The company's Diatect and ResultsT products are sold into the multi-billion dollar agriculture, industrial, home and garden industry worldwide. Pacific Nakon page ten

International assisted in getting this company fully reporting and publicly traded as well as arranging for initial funding. The return on investment was 529%.
Golden Triangle Paradise Resort
(110% rate of return)

In early 1989, a leading Thai company signed a memorandum of understanding with Myanmar Hotels and Tourism Services, which was part of the Union of Myanmar's Ministry of Trade, to undertake the development of a fully integrated resort complex on a 1,000 acre site of land in Myanmar adjacent to the Mekong River, Laos and Northern Thailand, in an area commonly known as the Golden Triangle.

On January 19, 1990, the formal agreement and contract was signed by Khun Prasit and the Myanmar Hotels and Tourism
Services for the developing of the Golden Triangle Paradise
Resort.

Despite many unfortunate difficulties, the overall construction was completed in December of 1999. The resort is now a thriving entity.

Pacific Nakon assisted in bringing funding to the project and worked internationally with each of the government entities involved. The rate of return on this project was approximately 110%.

Sierra Pacific Gypsum
(140% rate of return)

Pacific Nakon International took an outdated gypsum mine in Arizona, acquired and perfected all required rights, funded the improvements needed to make the mine operational, created significant value and then sold off the finished product. The rate of return on investment was 140%.
Representative Sample of Investment Opportunities to be funded with proceeds from these bonds.

Pacific Nakon International has, through its existing international relationships, found and made preliminary arrangements for a significant number of new projects.
Rather than turn these projects over to other investors, Pacific Nakon International desires to invest directly for its own account with the proceeds of these bonds. The following projects are a representative sample of the investment opportunities to be funded with proceeds from these bonds.

Fairview Plantation
Resort, Ltd.
(626% expected rate of return)

Fairview Plantation Resort is a master planned destination resort on the Caribbean island of St. Kitts.

                         page eleven

The project includes golf courses, time shares, hotels, shops, and five star restaurants. Pacific Nakon International has assisted in putting together the contracts and government approvals. Capital is all that is need to finalize these arrangements. The site contains over 500 acres of land with 60 acres of beachfront. The expected rate of return is 627%

International Technology & Development
(5,225 expected rate of return)

ITD, Inc., (International Technology & Development), has developed a patented process of utilizing a `light' form of concrete in pre-fabricated homes. Pacific Nakon International has made preliminary arrangements in China and Venezuela to utilize this process in over 1,000,000 homes. Capital is all that is needed to complete the arrangements. The expected rate of return on investment is 5,225%.

Celestial Technology Ltd.
(1,000% expected rate of return)

Celestial Technology, ltd. has developed a patented transmission system for cars and trucks. Pacific Nakon
International has made preliminary arrangements in China to produce and market this system. Capital is all that is needed to complete the arrangements. The expected rate of return on investment is 1,000%.

Zions Frontier Resorts
(280% expected rate of return)

Zions Frontier Resorts has negotiated an arrangement involving the land just outside (to the east) of the entrance to Zions National Park in Southern Utah. The National Park System has made a rule that it will no longer allow parking and staying within Zions National Park. This change in the law has created a unique opportunity as it has forced immediate development of the site. Pacific Nakon International has made preliminary arrangements for development of the site to include time-share, resort facilities, `dude' ranching, golf, etc. Capital is all that is needed to complete the arrangements. The expected rate of return on investment is 280%.

Diatect International Corporation
(600% expected rate of return)

Diatect International Corporation has developed a patented organic pest control system that meets the world-wide increasing demand for non-chemical pest control. Pacific Nakon International has made preliminary arrangements to assist in expanding and developing world markets. Capital is all that is needed to complete the arrangements. The expected rate of return on investment is 600%.

                         page twelve

Renu Health & Rejuvinate
(1,200% expected rate of return)

Renu Health and Rejuvinate are separate entities that have products that can be combined to provide first class spas around the world with the latest in light technology and vitamin restoration to produce significant improvement in the appearance of the skin, making the body look and feel years younger. Pacific Nakon International is in the process of making preliminary arrangements to finalize the processes and then to distribute them world-wide. Capital is needed to finish this process. The expected rate of return on investment is 1,200%.

CLAS, Inc.
(240% expected rate of return)

CLAS, Inc. is a company that is established to develop trade and commerce between China and the rest of the world as China enters into the World Trade Organization. Capital is needed to find, negotiate and enter into trade contracts. The expected rate of return on investment is 240%.

Olancho Development Corporation
(350% expected rate of return)

Olancho Development Corporation has the rights to establish a hotel, resort community, airport and time-share accommodations in Honduras. The project is located in the vicinity of one of the most significant archeological dig sites in Central America. Pacific Nakon International has made preliminary arrangements to develop this site. Capital is all that is needed to complete these arrangements. The expected rate of return on investment is 350%.

Golden Triangle Off-Shore, Inc.
(400% expected rate of return)

Golden Triangle Off-Shore, Inc. has the rights to establish a hotel and gem factory between Laos and Myanmar. Included in the development will be a new International Bank. Pacific Nakon International has made preliminary arrangements for the development of this site. Capital is all that is needed to complete these arrangements. The expected rate of return on investment is 400%.

Clacier Beverage, Inc.
(250% expected rate of return)

Clacier Beverage, Inc. is purchasing the physical and operational rights to Hebei Clacier Breweries Company, ltd. located in China. Pacific Nakon International has made preliminary arrangements for the licensing and international trade of the beverages produced as well as arrangements for funding. Capital is all that is needed to complete these arrangements. The expected rate of return on investment is 250%.

                        page thirteen

China Energy
(5,800% expected rate of return)

China Energy has the rights to 2.9 billion tons of coal, which will be used under a 17 year contract with the Chinese government to buy all the power the plant can produce. Pacific Nakon International has made preliminary arrangements for the funding of this project. Capital is all that is needed to complete these arrangements. The expected rate of return is 5,800%.

Description of the Bonds

The bonds will be issued in minimum face amounts of $500,000. The total aggregate principal amount of the bonds is $10,000,000. The bonds will be dated as of March 25, 2002 and they will bear interest from that date at 8 1/2% per year. Interest will be paid each March 25th until the bonds mature. The bonds will mature on March 25, 2009. We can pay off the bonds before they mature.

We will issue official certificates for each bond sold. The form of the certificate is attached to the back of this document. Santa Fe Trust will hold the certificates in trust for you if you so choose. They will also serve as the escrow agent.

Each bond will be registered to its owner by the Bank of Saipan. The Bank of Saipan will also serve as the transfer agent. Should you sell your bond to another person, the Bank of Saipan will assist you as you turn in your certificate and a new certificate is issued to your purchaser.

Security for the Bonds

Pacific Nakon International is the owner of specific rights in oil and gas reserves in West Virginia. We have agreed to pledge these rights as collateral to secure the repayment of these bonds in the event the profits from the ventures we enter into are not sufficient to do so.

On September 20, 2001, S. M. Deal and Associates Petroleum Engineering, of Parkersburg, West Virginia, issued a report indicating that the West Virginia fields contained 8,200,000 barrels of oil and 56,732,000 MCF of gas. They then put a figure of $26 per barrel and $4 per MCF, and rounding down arrived at a total retail value of the field of $440,000,000. The report went on to estimate the cost of developing the site and pulling out the oil and gas at $5,500,000, leaving a net retail value of $434,500,000.

                        page fourteen

Transglobal Equipment Corporation is the owner of specific rights in oil and gas reserves in Texas. They have agreed to pledge these rights as collateral to secure the repayment of these bonds in the event the profits from the ventures we enter into are not sufficient to do so.

On March 22, 1999, Bucher Engineering, P.C. Petroleum Engineers, of Dallas, Texas, issued a report indicating that the Texas fields contained 79,256,000 Barrels at 4,300 feet and 16,794,400 barrels at 3,800 feet, for a combined total of 96,050,400 barrels. Assuming the same price per barrel as the S. M. Deal report gives a total retail value of the reserves of $2,497,310,400. Assuming the same percentage ratio of development costs to total barrels, the estimated cost of developing the site and pulling out the oil is $5,153,924. Subtracting these costs from the estimated retail value indicates a net value of $2,492,156,476 for the Texas reserves.

Combining the two net retail values yields a total net retail value of $2,926,656,476.

Remedies upon Default

If we do not pay you the interest when due under these bonds or the principle due when the bonds mature, you can give written notice to us and give us ten days to make the payments due. If we do not make the payments within ten days, you will have the right to initiate the necessary legal actions to liquidate the oil and gas reserves that serve as collateral for these bonds.

Bondholder's Risks

The purchase of these bonds comes with certain investment risks. You should carefully analyze these risks to determine whether you should buy these bonds. Some of these risks are described below.
The past does not necessarily reflect the future

We have been very successful in the past at putting together profitable business relationships. While this may be an indicator of what we can do in the future, it is not a guaranty that we will be able to do so.

External Government and International Market Conditions

One of the main reasons the expected rate of return on investment in the Representative Sample of Investment
Opportunities is so high is that the majority of these opportunities have been created by changing international laws and trade relationships. While we believe that China will continue with its full entry into the World Trade
Organization and while we believe that the opening of the Russian markets will continue, these decisions are completely out of our control

World-wide markets are not predictable either. While we believe that advances in communications and transportation will continue the current trend towards one unified, world-wide market, various factors completely out of our control could potentially reverse this trend.

Value of the Collateral

If we are not able to match our past performance or if the world markets and trade relationships turn against us, your source for repayment becomes the oils and gas reserves that serve as collateral for these bonds. The ultimate value of these reserves at such time will depend on then current market conditions for oil and gas.

Oil and gas prices are affected by several factors, including the production supplies around the world. Oil and gas prices are highly affected by supply and demand. If the demand is great and the supply limited at the time the collateral was needed to repay these bonds, then the value of the pledged oil and gas reserves should be ample to repay the bonds. If the demand is low and the supply is great, oil and gas prices may be too low for the pledged collateral to cover the repayment of these bonds.

The estimated value of the oil and gas reserves is based upon the opinions of experts in the field. Their opinions are just that, opinions. The only real test of market value is when they are put up for sale. It is therefore impossible for us to guaranty even the present estimated values of these reserves.

Non-Rated

These bonds have not been rated by any rating agency, nor do we intend to have them rated. This may have an affect on the price you may be able to get for the sale of your bond to another person prior to the time the bond matures. While we will cooperate in providing reasonable information to you to assist you with any sale on the secondary markets, page sixteen

we cannot guaranty that there will be either a buyer or a price equal to or greater than what you paid for the bond should you desire to sell it.

Financial Statements

We have been operating in the past as an agent for others in putting together international and domestic business relationships that take advantage of changes in international markets and changes in domestic and international laws. We have been paid well for our services.
Typically we also received a small equity position in each on of the arrangements as well.

The financial statements on the following two pages reflect this type of agent business and therefore they do not reflect how well we may or may not be able to invest directly for our own account. They do give a strong indication that if our future investments are not successful, we will not be able to repay these bonds out of current operations.

     (the rest of this page is intentionally left blank)

                       page seventeen



              Pacific Nakon Internationl, Inc.
                        Balance Sheet
                        June 30, 2001


Assets
          Cash                                    $198,180
                                             -------------
                                                         -
          Equity
                    American Federated             $87,000
                    Marketing
                    Archon Group, Inc.             750,000
                    Canyon Resorts                 920,000
                    CLAS, Inc.                      27,600
                    Diatect International          490,000
                    Corporation
                    Geo Ventures, Inc.              35,200
                    Golden Triangle                210,000
                    Hunt Oil Company           121,244,000
                    Identity Theft                  71,400
                    Protection Services
                    International                2,140,000
                    Technology &
                    Development, LLC.
                    RCK Tower                      160,000
                    Schimatic Cash                 140,000
                    Transactions Network
                    Soul Sychadelics                13,500
                    Tumbleweed, Inc.                52,000
                    Zions Frontier Rsort         5,000,000
                                             -------------
                                                       ---
          Total                               $131,340,700
          Equity
                                                ==========
          Total                               $131,538,880
          Assets

Liabilities & Shareholders Equity

          Liabilit
          ies1
                    Promissory Notes              $420,000
                    Accounts Payable                67,400
                                             -------------
                                                       ---
          Total Liabilities                       $487,400

          Stockholder's Equity
                    Common Stock                    $1,200
                    Paid-in-Capital            131,150,280
                                             -------------
                                                      ----
          Total Stockholder's Equity          $131,151,480
                                                ==========
          Total       Liabilities       and   $131,538,880
          Stockholder's Equity


                        page eighteen



              Pacific Nakon International, Inc.
              Statement of Income and Expenses
        for the 12 month period ending June 30, 2001


Operating
Income

               Fees for Services Rendered           $162,500
               Management Involvement                 48,600
               Income from Investments               856,200
                                               -------------
                                                           -
Total Income                                      $1,067,300
               Allowance for Bad Debts                   -0-
                                                    ========
Total Operating Income                            $1,067,300


Operating
Expenses

Administrative Expense
               General                              $266,400
               Expense
               Officers Compensation                 150,100
                                               -------------
Total Administrative Expense                        $433,970

Interest                                             $17,470
Expense
                                                    ========
Total Operating Expenses                            $433,970
                                                    ========
Net Profit or Loss from                             $633,330
Operations


Retained                                            $633,330
Earnings

                        page nineteen

Limitations on Investors

These bonds are only suitable for sophisticated investors who have the experience to properly weigh the risks of these bonds as well as the financial ability to absorb a complete loss of their investment. We will therefore require that you provide information sufficient to assure us that you qualify.

As a general rule, we will follow the guidelines of the Securities and Exchange Commission in determining whether you meet the `sophisticated investor' or `accredited investor' test. These tests generally state that individual investors must have at least $200,000 annual income (or joint spousal income of $300,000) or al least a $1,000,000 net worth. However, since these bonds will be sold with a minimum face value of $500,000, we may, in the case of non-institutional investors, require assets and income in excess of these minimums.
Registration of these bonds with the Securities and Exchange
Commission

Registration of these bonds with the Securities & Exchange
Commission

These bonds and this document will be formally registered with the Securities and Exchange Commission under the required provisions of the law. Prior to purchasing these bonds, you should verify with the company that this process has been completed.

Required Stuff
This document contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These statements represent our expectations or beliefs concerning future events.
We caution that these statements could not come true and that actual results may differ materially from what we believe because of factors outside of our control, such as general economic conditions, competition in the markets in which we operates and changes in laws, trade relationships, etc.
We cannot assure you that the actual results, events or developments we described in this document will occur or be realized.
                         page twenty

While we have done our best to ensure that the information provided in this document is accurate, some of the information has been given to us from other sources. While we believe these sources to be reliable, we cannot guaranty that they indeed are correct.
                      END OF PROSPECTUS
                       page twenty-one


PART II.
Item 24-
The officers and directors are indemnified to the fullest extent allowable under the laws of the State of Nevada.
Item 25-
This offering is being handled solely "in house". The prospectus, marketing information and all other items used in connection with this offering will be internally produced and therefore will be negligible and will be considered part of the general overhead expenses of the company.
Specific expenses will be the filing fee of $920.
Item 26-
There have been no sales of unregistered or registered securities by the company.
Item 27-
Exhibits
  (1) Underwriting Agreement: N/A.
(2) Plan of acquisition, reorganization, arrangement, liquidation or succession: N/A
  (3) Articles of Incorporation and By-Laws: Attached.
FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
MAR 28 1997

NO. C6657-97
DEAN HELLER, SECRETARY OF STATE

                  Articles of Incorporation
                             of
              Pacific Nakon International, Inc.

FIRST.  The name of the corporation is:

Pacific Nakon International, Inc.
SECOND. Its registered office in the State of Nevada is located at 2533 North Carson Street, Carson City, Nevada 89706 that this Corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada

THIRD. The objects for which this Corporation is formed are:
To engage in any lawful activity, including, but not limited to the following:

(A) Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.

(B) May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.

(C) Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.

(D)Shall have power to sue and be sued in any court of law or equity.

(E) Shall have power to make contracts,

(F) Shall have power to hold, purchase and convey real and mortgage or lease any such real and personal estate with its franchises. and personal estate shall include the power to take the same by devise of Nevada, or in any other state, territory or country.

(G) Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation.

(H) Shall have power to make By-Laws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.

(I) Shall have power to wind up and dissolve itself, or be wound up or dissolved.

(J) Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

(K) Shall have power to borrow money and contract debts transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

(L) Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

(M) Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefore its capital, capital surplus, surplus, or other property or fund.

(N) Shall have power to conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries.

(O) Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendment thereof.

(P) Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes.

(Q) Shall have power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities, as may be allowed by law.

FOURTH. That the total number of common stock authorized that may be issued by the Corporation is ONE MILLION
(1,000,000) shares of stock @ $.001 par value and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

The name and post office address of the first board of Directors shall be one (1) in number and listed as follows:

  NAME                POST OFFICE ADDRESS
  Robert Seligman         2533 North Carson Street
                      Carson City, Nevada 89706

SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH. The name and post office address of the incorporator signing the Articles of Incorporation Is as follows:

  NAME  .             POST OFFICE ADDRESS
  Robert Seligman         2533 North Carson Street
                      Carson City, Nevada 89706

EIGHTH. The resident agent for this corporation shall be:

                  LAUGHLIN ASSOCIATES, INC.

The address of said agent, and, the registered or statutory address of this corporation in the state of Nevada, shall be:

                  2533 North Carson Street
                  Carson City, Nevada 89706

NINTH. The corporation is to have perpetual existence.

TENTH. In furtherance and nor in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

  Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend the By-Laws of the Corporation.

  To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.

  By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution, or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee, or committees, shall have such name, or names, as may be stated in the By-Laws of the Corporation, or as may lie determined from time to time by resolution adopted by the Board of Directors.

  When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms arid conditions as its board of Directors deems expedient and for the best interests of the Corporation.

ELEVENTH. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

TWELFFH. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

THTRTEENTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

  I, THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Nevada. do make and tile these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 24th day of March, 1997.

STATE OF NEVADA )
              ) SS:
CARSON CITY     )

On this 24th day of March, 1997 in Carson City, Nevada, before me, the undersigned, a Notary Public in and for Carson City, State of Nevada, personally appeared Robert Seligman known to me to be the person whose name is subscribed to the foregoing document and acknowledged to me that he executed the same.


    Mark Shatas
Mark Shatas
Notary Public

  I, Laughlin Associates, Inc. hereby accept as Resident
Agent for the previously named Corporation.

  March 24, 1997                      R. Selegmiam
                                 Vice President

                           By-Laws
                             of
              Pacific Nakon International, Inc.

ARTICLE 1.  ANNUAL STOCKHOLDER MEETING

Section 1.01. Location: Date of the Annual Stockholder Meeting. An Annual Meeting of Pacific Nakon International Stockholders and Board shall be held during the period 1 February - 1 March of each year. The exact location and dale shall be determined by the Board of Directors and shall be announced to each stockholder at their last known residence or recorded mailing address at least fifteen (15) business days prior to the meeting.

Section 1.02. Purpose of Annual Stockholder Meeting. The
Annual Meeting of Pacific Nakon
International Stockholders shall be for the purpose of election of members to the Board of Directors of the corporation and the stockholders shall transact such other business as shall properly come before them.
Section 1.03. Quorum. A majority of the shares of stock issued and outstanding, either in person, by trustee or by proxy, shall constitute a quorum for the transaction of business at the Annual Stockholder Meeting.

Section 1.04. Voting Rights. Each stockholder shall be entitled to one vote for each share of stock in his (its) own name on the books of the corporation, whether represented in person, by trustee or by proxy.

Section 1.05. Action Without Meeting. Unless otherwise provided by law, any action required to be taken at a meeting of the stockholders, or any action which may be taken at a meeting of the stockholders, nay be taken without a meeting if a consent in writing, setting forth the action to be taken., shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof.

ARTICLE II. BOARD OF DIRECTORS.

Section 2.01. Management. Subject to limitations of the Articles of Incorporation, other sections of the By-Laws, and of Washington Law; the management and administration of the affairs of this Corporation shall be by a Board of Directors.

Section 2.02. Powers. Without limiting general authority, the Board of Directors shall have the following powers:

1. To select and remove all the other officers, agents and employees of Pacific Nakon International and to make rules and regulations not inconsistent , with the Articles of Incorporation or By-laws; fix their compensation, and require from the said individual as may be deemed necessary as security for faithful service.

2. To conduct, manage and control the affairs and business of Pacific Nakon International and to make rules and regulations not inconsistent with law, the Articles of incorporation or the By-laws.

3. To delegate the authority as may be necessary to officers, agents or committees, to borrow money and incur indebtedness for the purposes of Pacific Nakon international and for that purpose to cause to be executed and delivered, in Pacific Nakon International's name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations, or other evidence of debt and securities.

4. To act as the representative body for the collection and disbursement of all funds and capital and/or monies generated by fees, commissions, donations, gifts and grants.

5. To provide for an annual audit which shall be performed by an independent Certified Public Accountant. A quarterly report of all financial activity will be submitted by the Executive Director for approval to the Board of Directors.

6. To establish policy and procedural guidelines related to purchases and expenditures.

7. To act as contract grantor or executor, where appropriate.

8. To establish and develop long and short tern investment programs.

9. An annual report shall be prepared and presented at an annual meeting of Pacific Nakon
International.

Section 2.03. Limitation of Liabilities. No member of the Board of Directors shall be personally liable for the debts, liability or obligations of the Company. Any and all creditors of Pacific Nakon International shall look only to the assets of Pacific Nakon International for payment.

Section 2.04. Composition of the Board of Directors. The number of Directors of Pacific Nakon International shall be a minimum of 2 and no more than 15. The directors shall be elected at an annual meeting, time and date to be designated by the Board of Directors for that purpose. Election to fill vacant positions on the Board made be conducted in accordance with Section 1.05. at anytime during the year.

Section 2.05. Vacancies. Vacancies occurring in the Board of
Directors may be filled by a majority vote of the Stockholders at any regular meeting or at any special meeting called for that purpose, and any Director so elected shall hold that office until the next annual meeting.

Section 2.06. Place of Meeting. Meetings of the Board of
Directors shall be held at such place and time as may be designated from time to time by the Board of Directors and specified in the notice of meeting.

Section 2.07. Annual Meeting Notice. An Annual Meeting of
Pacific Nakon International Stockholders and Board shall be held during the period l February - 1 March of each year.

Section 2.08. Regular or Special Meetings. A schedule of regular meetings may be fixed by resolution of the Board, and no notice thereof other than the existence of such resolution of the Board shall be required Special meetings for any purpose may be called at any time with 48 hours written notice.

Section 2.09. Quorum; Vote; Action Without a Meeting. A majority of the Board of Directors shall constitute a quorum for transaction of business Except as provided in the immediately following sub-paragraph, 2.10., the concurrence of a majority of Board members present at a meeting, at which a quorum is present, shall be an act of the Board of Directors. Any action that may be taken by Board members at a meeting may be taken without a meeting by unanimous consent of all Board members, evidenced by a memorandum and subscribed to by all Board members, setting forth the action so taken and filed with the Secretary of Pacific Nakon International.

Section 2.10. Special Actions. In order for the Board of
Directors to act on any of the following matters, the concurrence of two-thirds of all members then in office shall be required. The notice of such meeting, whether regular or special shall state any proposal to repeal or amend these By-laws.

  1. The appointment and removal of the person to serve as the Executive Director of Pacific Nakon International, or by whatever title is given to him or her.

  2.  Any disposition of surplus funds.

  3.  Amendments to By-laws.

  4. A merger, consolidation, liquidation or dissolution of Pacific Nakon International.

Section 2.11. Resignation. Failure of a Director to attend two of any three consecutive regular, (including the Annual), or special meetings of the Board of Directors without submission, in advance of the second absence, of an excuse acceptable to the Executive Committee, shall automatically constitute a resignation from the Board of Directors. (Participation at working sessions of the Board is also expected.) In other respects, a Director is free to resign at any time without consent of the remaining
Directors. Such resignation should be in writing to the Board President

ARTICLE III. OFFICERS

Section 3.01. Election of Officers. Officers will be elected by the Board of Directors at the first meeting following the Annual Meeting, such meeting to be held-within ten days of the Annual Meeting.

Section 3.02. President. The President shall be the chief executive officer of Pacific Nakon International and shall have general supervision over the business of Pacific Nakon International, and over its several officers, subject, however, to the approval of the Board of Directors. He or she shall preside at all meetings of the Board of Directors. He or she may sign and execute in the name of Pacific Nakon International deeds, assignments, mortgages, bonds, contracts, and other instruments duly authorized by the Board of Directors, and generally shall perform all duties incident to the office of President and such other duties as may from time to time be assigned to him or her by the Board of Directors. He or she shall, whenever it may in his or her opinion be necessary, prescribe the duties of officers and employees of Pacific Nakon International whose duties are not otherwise defined.

Section 103. Executive Vice President. An Executive Vice President may be elected to assist the President in the performance of his or her duties and would perform such other duties as may from time to time be assigned to him or her by the members of the Board of Directors or the President. At the request of the President, or in his or her absence or disability, the Executive Vice President shall perform all duties of the President and, when so acting, shall have all the powers of, and be subject to all restrictions upon the President

Section 3.04. Secretary. The Secretary shall:

  1.  Certify and keep at the principal office of Pacific
Nakon international the original or a copy of the By-laws, as amended or otherwise altered

  2. Keep at the office of Pacific Nakon International or such other place as the Board of Directors may order, a book of minutes of all meetings of the Board of Directors, recording therein the time and place of holding. (whether regular or special and if special how Authorized), notice thereof given, and the names of those present at meetings;

  3. See that all notices are duly given in accordance with the provisions of these
By-laws or as required by law;

  4.  Be custodian of the records;

  5. Exhibit at all reasonable times to requesting individuals upon application, the By-laws and the minutes of the proceedings of the Board of Directors of Pacific Nakon International;

  6. At the request of the President, or in absence or disability of the President or Executive Vice President, the Secretary shall perform all duties of the President and, when so acting, shall have all the powers of, and be subject to all restrictions upon the President.

  7. In general, perform all duties of the office of Secretary and such other duties as may, from time to time be assigned.

Section 3.05.. Treasurer. The Treasurer shall have custody of all monies and securities of the corporation and shall keep regular books of account. He shall disburse the funds of the corporation in payment of the just demands against the corporation, or as may be ordered by the Board of Directors.

Section 3.06. Vice President(s). One or more Vice Presidents may be elected by the Board to oversee certain divisions of activity and/or interest of Pacific Nakon International, and shall report on the status of those divisions to the President and the Board

Section 3.07. Executive Director. The Executive Director shall be appointed by and under the authority of the Board of Directors and shall be responsible for the general direction of the day-to-day affairs and operations of Pacific Nakon International, in accordance with policies laid down by the Board of Directors. He or she shall submit to the Board any and all matters requiring their attention. Annually, and at such other times as may be required, he or she shall present to the Board of Directors reports upon the affairs of Pacific Nakon International.

The fiscal responsibilities of the Executive Director and the limitations upon his or her fiscal authority shall be established by the Board of Directors acting upon the general direction of the Stockholders.

Section 3.08. Resident Agent. The Resident Agent shall be in charge of the corporation's registered office in the State of Nevada, upon whom process of the corporation may be served and shall perform all duties required of him or her by statute.

ARTICLE IV. PARLIAMENTARY AUTHORITY

Section 4.01. Rules of Order. The rules contained in the most recent edition of Robert's Rules of Order, Newly
Revised, shall govern all meetings of Pacific Nakon
International where those rules are not inconsistent with the Articles of Incorporation or special rules of order of Pacific Nakon International.

ARTICLE V. EXECUTION OF CHECKS AND DRAFTS

Section 5.01. Manner of Execution. All checks, drafts and order for payment of money, or transfer of property shall be signed in the name of Pacific Nakon International by such officer or officers or agent or agents as the Board of Directors shall from time to time designate for that purpose.

Section 5.02. Authorization. The Board of Directors may, except as otherwise provided in the By-laws, authorize any officer or agent to enter into any contract or execute any instrument in the name of and in behalf of Pacific Nakon
International. Such authority may be general or confined to specific instances. Unless so authorized by the Board of Directors, no officer, agent or employee shall have any power or authority to bind Pacific Nakon International by any contract or engagement; or to pledge its credit or to render it liable for any, purpose or for any amount.

ARTICLE VI. COMMITTEES

Much of the work of the Board of Directors shall be accomplished through the appointment and efforts of various committees.

Section 6.01. Standing Committees. Standing Committees shall be appointed annually, and each Committee shall be chaired by a member of the Board of Directors. In lieu of appointment of such Committees, the Board of Directors may, act as a Committee of the Whole responsible for that Committee's function.

Any Director may attend the meetings of any Standing
Committee, however only those Directors appointed to a Standing Committee by the President shall have the vote at meetings of that Standing Committee.

The organization of each Standing Committee including any sub-committee structures shall be determined by the respective Standing Committee members and approved by the Board.

Responsibilities of each Standing Committee shall be determined and assigned by the Board. The areas of responsibility for each Standing Committee shall include:

  1. The Executive Committee shall consist of all of the elected officers of the Board of Directors and shall:

    a. Act as advisory to the President, and assist as necessary, in the general supervision of the business of Pacific Nakon International;

    b. Consider and propose changes to the policies and procedures of Pacific Nakon International, including but not limited to changes in the By-laws; and~

    c. Act in concert, at the direction of the Board, to finalize decisions on such as equipment purchases, service contracts, investments and other decisions as specified by the Board;

    d. Develop and recommend long-range plans to achieve the purposes of Pacific Nakon International.

  2.  The Budget and Finance Committee shall:

    a.  Draft the Company's annual operating budget; and -

    b. Consider and recommend changes to the wage and benefit schedules of the employees of Pacific Nakon
  International.

Section 6.02. Advisory Committees. Committees shall be formed from time to time under authorization of the Board to deal with a specific issue or situation. Each Ad Hoc Committee shall be chaired by a Director and may consist of other Directors and/or Stockholders and/or other interested and valuable persons as the President shall name.

Any Advisory Committee created by the Board shall be automatically dissolved at the time of the Company's Annual
Meeting unless its continuation is explicitly re-authorized by the Board.


CERTIFIED TO BE THE BY-LAWS OF:

PACIFIC NAKON INTERNATIONAL, INC.


      Jeff Funes
Secretary


  (4) Instruments defining rights of bondholders: Form of Bond
     Attached.


                    (front page of bond)
              PACIFIC NAKON INTERNATIONAL, INC.
                    a Nevada Corporation
                 ASSET BACKED CORPORATE BOND
               (Limited Obligation Indenture)

BOND IDENTIFICATION NO: SFT$S113b
ISSUER:  PACIFIC NAKON INTERNATIONAL, INC. (Herein referred
as "the Company")
DATE OF ISSUANCE: March 25, 2002
TERMOF BOND:  Seven (7) Years
ISSUEE:                           (Herein referred to as
"Registered Owner")
MATURITY DATE: March 25, 2009
PRINCIPAL SUM: XXXXXXXXXX Dollars United States ($XX,XXX,XXX
USD)
ESCROW TRUSTEE: SANTA FE TRUST, INC. (Herein refined teas
"the Escrow Agent")
ANNUAL INTEREST RATE: Eight and One Half Percent (8 1/2%) ASSETS SECURING BOND: See Appendix to this Bond
TRANSFER AGENT: THE BANK OF SAIPAN (Herein referred to as "Payor" and serves as Paying Agent, and Transfer Agent)

Pacific Nakon international, Inc., a Nevada corporation (hereinafter referred to as the "Company"), for valuable consideration, the adequacy of which is hereby acknowledged, promises to pay to [name of bondholder] (hereinafter referred to as the "Registered Owner"), or registered assigns, the principal sum of XXXXXXXXXXXXXXXXXXX Million United States Dollars ($XX,XXX,XXX USD) on March 25, 2009 ("Maturity Date") subject to the provisions hereinafter set forth. In addition to the principal obligation, this bond shall bear interest at the rate of eight and one-half percent (8 1/2%) per annum, simple, fixed, and payable by the Company to the Registered Owner annually upon each anniversary of the date of issuance.
Further provisions of this Bond are set forth on the reverse side hereof and by this reference shall have the same effect as though fully set forth on this front side of the Bond. TRUSTEE'S CERTIFICATE OF AUTHENTIFICATION
SANTA FE TRUST, INC.
AS ESCROW TRUSTEE UNDER THIS BOND, HEREBY CERTIFIES THAT
THIS INDESNTURE IS THE SECURITY REFERRED TO IN THE WITHIN
MENTIONED BOND.

        singed

        singed

Wherefore, this Indenture is hereby executed by the Company:
PACIFIC NAKON INTERNATIONAL, INC.

        singed
THE BOND REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN
APPROVED OR DISAPPROVED BY UNITED STATES SECURITIES ACT
OF1933 AS AMENDEDAND IS SUBJECT TO ALL THE REQUIREMENTS OF
FEDERAL AND APPLICABLE STATE SECURITIES LAWS AND OR TO THE
SECURITIES AND EXCHANGE COMMISSION. ANY REPRESENTATION TO
THE CONTRARY IS A CRIMINAL OFFENSE.

                       (back of bond)

   ASSET BACKED BOND OF PACIFIC NAKON INTERNATIONAL, INC.
              BOND IDENTIFICATION NO. SFTOOIO35
1. Limitation of Company's Obligation to Pay Principal Sum. The Company may elect to discharge its obligation to pay the principal sum of XXXXXXXX Million US Dollars ($X,XXX,XXX
USD) under this bond by paying said obligation in US money or, upon written notice given to the Registered Owner and the Trustee at least six (6) months prior to the Maturity Date, by causing the transfer to the Registered Owner, free and clear of any liens and encumbrances of any kind whatsoever, of all right, title and interest in and to the Assets securing this Bond (described in Appendix I, hereto).
2. Allocation of Payments: All payments made under this Bond shall first be allocated to the payment of interest, then to the payment of principal.
3. Redemption at the option of the Company: This Bond is redeemable in whole or in part at any time before the Maturity Date at the option of the company without prepayment penalty upon thirty (30) days written notice to the Registered Owner and the Trustee.
4. Assets Securing Bond: the Company's obligation to make the payments of principal and interest to the Registered Owner under this Bond is secured by the assets described in Appendix to this bond ("Assets") pursuant to the recorded security instruments, copies of which are contained in Appendix I. Said Assets consisting of produced oil and gas leases in West Virginia and Texas and have an independently appraised value of at least Ten Million Dollars ($10,000,000) as of the date of this bond.
5. Payor: The Bank of Siapan is hereby appointed, empowered, and authorized to act under this bond as the Registrar, Paying Agent for the Company, and Bond Transfer
Agent: Trustee's execution of Trustee's Certificate of Authentication on the front side of this Bond shall constitute Trustee's acceptance of appointment under this Bond.
(a) As Registrar under this Bond, Trustee shall maintain a Register in which Trustee will register the date, amount and nature of (1) All payments made to the Registered Owner under this Bond (2) any and all pledges, encumbrances, and/or assignments of the Bond. Any Registered Assignee of this Bond will become the new Registered Owner.
(b) As Paying Agent for the Company, Trustee shall make all payments to the Registered Owner required under this Bond from funds, or by means of delivery of title documents as the case may be, supplied to the Trustee by the Company. The procedure for making such payments is set forth below.
(c) The Company shall pay all fees and costs of Trustee related to this Bond. Payment of such fees and costs shall be separate from payment to the Registered Owner under this Bond. The Trustee shall have no recourse to payments made to the Registered Owner under this Bond for the purpose of paying or satisfying Trustee's fees and costs.
6.  Payment Procedure: Escrow Trustee: Santa Fe Trust, Inc
(d) Any and all payments of principal and interest required under and pursuant to this bond shall be made by the Company to and through the Trustee, as the Company's Paying Agent. All such payments must be made to the Trustee by the close of business on the payment due date or Maturity Date, as the case may be. Said payments shall be registered by the Trustee and immediately remitted to the Registered Owner.
(e) The Company shall transfer sufficient funds to the Trustee for the purpose of making such payments with written instructions to the Trustee to make the respective payments. Upon receiving such funds and instructions, the Trustee shall register each respective payment and immediately remit said payment to the Registered Owner by bank wire transfer or by bank cashier's check.
(f) In the event the Company elects to discharge its obligation to pay the principal under this Bond by means of transfer to the Registered Owner of the Assets securing the bond, the Company shall cause the instruments transferring title to be properly flied and recorded so as to perfect title to said Assets in the Registered Owner, free and clear of any liens or encumbrances whatsoever. Following such transfer and perfection of title, the Company shall deliver the recorded, stamped title transfer instruments and any related documents to the Trustee for Registration of such payment and remittance of said instruments and documents to the Registered Owner.
7.  Default and Remedies:
(g) Events of default under this Bond include (1) Default in payment of an interest installment or of the principal amount at maturity, as the case may be, when such payment becomes due and payable; (2) Failure of the Company to comply with other provisions of the Bond; and (3) Insolvency of the Company, or the Company's filing of a voluntary petition in bankruptcy, or an order of a bankruptcy court declaring the company to be bankrupt. In the event of the Company's failure to make required payments under the bond, the Registered Owner shall give 10 days written notice of default (as provided below) to the Company, in which time the Company may cure said default by making said payments. For all other defaults under the Bond, the Company shall be entitled to Thirty (30) days written notice.
(h) In the event the Company fails to cure a default following notice, the Registered Owner shall be entitled to all remedies available at law and in equity, including but not limited to breach of contract, specific performance, and acceleration and foreclosure of the principal amount of the Bond.
8. Notice: All notices provided for or required under this Bond shall be in writing and shall be served both on the party to whom the notice is given and to the Trustee. Upon receiving such notice, the Trustee shall also send the notice to the party to whom the notice is given. Notice may be given by U.S. mail, facsimile, by courier, or by personal delivery. Such Notices must be given to the respective parties and the Trustee at the following respective addresses or facsimile numbers, or to any change of said respective address or facsimile numbers given by a party pursuant to notice:
COMPANY:
PACIFIC NAKON INTERNATIONAL, INC.

Lamar N. Jensen, President
Pacific Nakon International, Inc.
11146 Tall Pines Way
Sandy, UT 84092
Fax: (801) 495-0731


REGISTERED OWNER:






ESCROW TRUSTEE:
SANTA FE TRUST, INC.

Dana Burnham, Vice President
Santa Fe Trust, Inc.
4000 Office Caun Drive
Building 1000
Santa Fe, NM 87505
Fax: (505) 984-2700

9. Single Bond, Isolated Transactions. This Bond is a single indenture and is not part of any bond series or securities offering. This Bond is issued as part of an isolated transaction.
10. Indemnification of Trustee: The Company, and, upon its acceptance of this Bond, the Registered Owner hereby agree to indemnify and hold the Trustee harmless from any and all of their claims and causes of action against the Trustee arising out of the Trustee's performance of its duties and obligations under and pursuant to this Bond, now and in the future, except for intentional misconduct or gross negligence on the part of the Trustee.
11. No Recourse Against Others: A director, officer, employees or stockholders, as such, of the Company or the Trustee or, upon acceptance of the Bond, of the Registered Owner, shall not have any liability for any obligations of the Company under this Bond or for any claim based on,, in respect of, or by reason of the obligations created by, this Bond. By accepting this Bond, the Registered Owner waives and releases all such liability. Such waiver and releases are part of the consideration for the issuance of this Bond.
12. Authentication by Trustee Precondition to Validity of
Bond: This Bond shall not be valid until an authorized officer of the Trustee manually executes the Trustee's Certificate of Authentication on the front side of this Bond.
13. Assignment: This Bond is assignable by the Registered Owner upon Ten (10) days written notice to the Company and the Trustee. Any assignment of this Bond must be registered with Trustee and filed and recorded by the Trustee in the records of Santa Fe County, New Mexico.
14. Governing Law: The Laws of the State of Nevada shall govern this Bond.
ACCEPTANCE OF BOND BY REGISTERED OWNER
The undersigned, being the Issuee,
hereby approves and accepts this Bond.


_______________________________________
ASSIGNMENT FORM
The following form shall be used to assign this Bond.
(Name of Registered Owner), The Registered Owner of Asset-
Backed Bond
identification no. __________ issued by Pacific Nakon
International, Inc.
on March 25, 2002, ("Bond") hereby assigns and transfers said bond to:

____________________________________________________________
_____
(Name of Assignee, SSN or Tax ID No., Address and facsimile number) and irrevocably appoints the Trustee as Agent to transfer this Bond on the books of the Company.


_______________________________________

                    (end of form of bond)

  (5) Opinion re: legality: none.
(6) Not Required.
(7) Not Required.
(8) Opinion re: tax matters: none.
(9) Voting Trust Agreement: none.
(10)  Material contracts: none.
(11)  Statement re: computation of per share earnings: none.
(12)  Not Required
(13) Annual or quarterly reports, Form 10-Q: None required to date.
(14)  Not Required
(15)  Letter on un-audited interim financial information:
none.
(16)  Letter on change in certifying accountant: N/A.
(17)  Not Required
(18)  Not Required
(19)  Not Required
(20)  Not Required
(21)  Subsidiaries of the registrant: None.
(22)  Not Required
(23)  Consent of experts and counsel: None.
(24)  Power of Attorney: None
(25)  Statement of eligibility of trustee: Attached.
Santa Fe Trust, Inc., is a fully licensed trust company located in Santa Fe, New Mexico. The company is regulated by the Financial Institutions Division (FID) of the State of New Mexico, which examines their corporate operations, along with their individual trust accounts on a regular, periodic basis. This provides security for their clients' trust assets.

In addition to being examined regularly by the FID, Santa Fe
Trust also commissions an annual outside audit of our operations by a reputable accounting firm. This scrutiny provides an extra level of security for their clients.

In accordance with regulatory requirements, Santa Fe Trust carries the maximum allowable amount by their insurance carrier of errors and omissions and directors and officers insurance, as well as fidelity bonding on all of their employees.

They segregate all client trust account assets from Santa Fe Trust corporate assets. Furthermore, Santa Fe Trust does not hold any of the trust assets in their care. They contract with third-party custody service providers to hold these assets on their clients' behalf.

Santa Fe Trust conducts their own regular periodic reviews of their clients' trust accounts to ensure that they are being managed in accordance with sound fiduciary principles.

  (26)  Not Required
(27)  Financial Data Schedule: Certified Statements
Attached.

              Pacific Nakon International, Inc.
                (A Development Stage Company)
                    Financial Statements
               Fiscal Year Ended June 30, 2000


                Independent Auditor's Report

To: The Board of Directors and Shareholders of Pacific Nakon
International, Inc.

We were engaged to review the balance sheet of Pacific Nakon international, Inc. as of June 30, 2000 and the related statements of income, stockholders' equity, and cash flows for the fiscal year then ended. These financial statements are the responsibility of the Company's management.

The company did not maintain complete financial books and records for the fiscal year ended June 30, 2000 and for the previous years since inception and thus none of the books and records were available for our inspection. Management of the Company was unable to provide adequate substantiation of assets and liabilities appearing on the Company's balance sheet at June 30, 1999, and such assets and liabilities were carried over to June 30, 2000, Company issued 400,000 shares of common stock during the fiscal year ending June 30, 2000 and management provided limited information for the dollar values of such stock issuances. Consequently, the Company's common stock capital as well as the related assets at June 30, 2000 were estimated by the limitation of such information, and stock values are estimated at $11.24 per share at the close of our review.

Due to the lack of books and records, pertinent financial information and evidence in substantiation of the Company's assertion of assets, liabilities and stockholders' equity at June 30, 2000 and its operating results and cash flows for the year then ended, we were not able to apply other auditing procedures to satisfy ourselves of the existence and correctness of all items presented in the accompanying financial statements. Therefore, the scope of our work was not sufficient to enable us to express, and we do not express, an opinion on these financial statements.

Samuel H. Wong & Co., LLP
Certified Public Accountants
San Francisco, California
August 23, 2000

              Pacific Nakon International, Inc.
                (A Development Stage Company)
                        Balance Sheet
                        June 30, 2000
Asset
s

      Cash                                      $
                                               133,500

      Bonds
      Quantum Resources Trust                   $
      (note 3)                                 5,000,000

      Equity (note 4)
      American Federated                        $
      Marketing (AFMI)                         75,000
      Canyon Resorts                            $
                                               2,500,000
      CLAS, Inc.                                $
                                               25,000
      Geo Ventures, Inc.                        $
                                               42,000
      Golden Triangle                           $
                                               210,000
      Indentity Theft                           $
      Protection Services                      67,500
      International Technology & Development,   $
      LLC (ITD)                                2,500,000
      North American Industries                 $
      (NAI)                                    2,500,000
      Quantum Net, Inc.                         $
                                               540,000
      RCK Tower (Bangkok)                       $
                                               140,000
      Soul Sychedelics                          $
                                               8,000
                                                ----------
                                               -----------
                                               --
                                 Total Equity   $
                                               8,357,500

                                               ===========
                                               =
Total Assets                                    $
                                               13,491,000

Liabilities and Stockholders'
Equity

Liabilities

      Accounts Payable                          $
                                               70,400
                                                ----------
                                               -----------
                                               --
                                 Total          $
                                 Liabilities   70,400

Stockholders' Equity

      Common Stock (note 5)                     $
                                               1,200
      Paid-in-Capital                           $
                                               13,419,400
                                                ----------
                                               -----------
                                               --
Total Stockholders' Equity                      $
                                               13,491,000

                                               ===========
                                               ==
Total Liabilities and                           $
Stockholders' Equity                           13,491,000



              Pacific Nakon International, Inc.
                (A Development Stage Company
              Statement of Income and Expenses
             For Fiscal Year Ended June 20, 2000

Operating Income

 Fees for Services                             $    125,800
 Rendered
 Management Involvement                        $      26,500
 Income from Investments                       $    927,300
                                               --------------
                                              --
                          Total Income         $ 1,079,600

 Allowance for Bad Debts                       $            -
                                               ========
                          Total Operating      $ 1,079,600
                          Income

Operating Expenses

Administrative Expense

 General Expense                               $      77,800
 Officers Compensation                         $    121,000
                                               --------------
                                              -
                                               $    198,800
 Interest Expense                              $       8,400
                                               ========
                          Total Operating      $    207,200
                          Expenses
                                               ========
                          Net Profit from      $    872,400
                          Operations


 Retained Earnings                             $    872,400




              Pacific Nakon International, Inc.
                (A Development Stage Company)
                Notes to Financial Statements
               For the Year Ended June30, 2000

The Company

Paciiic Nakon International, Inc., a privately held company, was incorporated in the State of Nevada on March 28, 1997. 1,000,000 shares of common stock were authorized at the time of incorporation. An additional 1,000,000 shares of common stock were authorized in May of 2000.

The Company initially issued 800,000 shares of common stock to the Addele Celeste
Trust. In May of 2000, 200,000 shares of common stock were issued to the Paul H
Silva & Kiris M Silva Revocable Living Trust, and another
200,000 shares issued to
Morana International Investments, LLC (see Note 3). The stock is estimated to have a current asset value of $11.24 per share.

The Company was in an early development stage and engaged mainly in research and consulting activity until early 1999, purchasing an option on 22 floors of the RCK Tower in Bangkok, Thailand and providing consultation services for the Topaz Group, Inn, of Thailand, (now a U.S. corporation currently traded on NASDAQ
OTC). On or about April of 1999 the Company began to absorb additional activities of its Founder and President under its corporate identity.

The Company helps to coordinate the business and growth activities of its partner/clients through projects ranging geographically from its local Seattle, Washington area, through many of the United States, to countries as diverse as China, Thailand and Honduras.

As of the date of this report, the following persons were serving as the Company's directors and officers:

    Board of Directors                Officers
  Lamar N Jensen, Chairman      Lamar N Jensen, President /
Treasurer
  Paul H Silva                Paul H. Silva,
Secretary/Executive Director
  John D Daniels                John D Daniels, Vice
President
  Laurence G Epstein            Laurence G Epstein, Vice
President

The company's primary thrust has been the expansion of permanent and recreational housing potential through its support of mining and new technology of building materials, along with joint efforts toward several resort projects.

This summary of significant accounting policies of Pacific Nakon International, Inc.
(the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. Information in respect of events which occurred prior to the year ending June 30, 1999 was carried over from the 1999 financial statements.

(a) Basis of Reporting
The Company adopts the accrual basis of accounting.

(b) Allowance for Bad Debts

Whenever management of the Company has doubts of recovering debts after exercising reasonable collection measures, management will recommend providing Allowance for Bad Debts by crediting the desired amount to an ~Al1owance for Bad
Debts" account and debiting an "Allowance for Bad Debts
Expense" account.

(c) Income Taxes

The Company uses the accrual method of accounting to determine and report its taxable income and the flow-through method to account for tax credits, which are reflected as a reduction of income taxes for the year in which they are available.
Income tax liabilities computed according to the Federal tax laws, are provided for the tax effects of transactions reported in the 6i~ancial statements and consist of taxes currently due plus defcrre4 taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses and passive activity losses that are available to offset future taxable income and tax credits that are available to offset future Federal income taxes.

(d) Cash Flows

For the purpose of statement of cash flows, the company considers all highly liquid debt instruments with maturity dates of three months or less to be cash equivalents.

(e) Use of Estimate

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

On May 5, 2000, 200,000 shares of stock were issued to Morana International Investment, LLC to purchase a
$5,000,000 bond with a maturity date of May 5th, 2003, with 8.5% interest only payments

4.  Statement of Equity Positions

The Company has received equity positions in various emerging and expanding companies and projects through direct investment, as compensation for involvement in the management of a company, and I or as fees for services rendered,

Much of its expenditures for the year ending June 30, 2000, have been in the area of investment.

5.  Stock Capital

The Company is authorized by its Articles of Incorporation dated March 28, 1997 to issue:

1,000,000 shares of common stock at $0.001 par value and no other class of stock

Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

In May of 2000, the Stockholders and Board authorized an additional 1,000,000 shares of common stock at $0.00 1 par value for issue upon the discretion of the Board of Directors.

As of June 30, 2000, the Company has issued 1,200,000 shares at par value, with a now estimated asset value of $11.24 per share.

  (28)  Not Required

Item 28-
None at this time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake, State of Utah, on March 28, 2002.
                                Pacific Nakon International,
Inc.

                                  Lamar N. Jenson
                                by: Lamar N. Jensen
                                its President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


  Lamar N. Jenson
Lamar N. Jensen
Director, President, Chief Financial Officer
& Controller

  George K. Wallace
George K. Wallace
Director, Executive Vice President
& General Counsel

  Harlan V. Wallace
Harlan V. Wallace
Director, Vice President
_______________________________
1 In addition, there is a long term lease requiring payments of $20,833.33 per month for 5 years, at which time the lease payments will be adjusted per the cost of living.